Exhibit 10.2

BANC OF AMERICA SECURITIES LLC

BANC OF AMERICA BRIDGE LLC

One Bryant Park

New York, NY 10036

September 15, 2010

Clearwater Paper Corporation

601 West Riverside, Suite 1100

Spokane, Washington 99201

Attention: Chief Financial Officer

Project Columbia

Commitment Letter

$300 Million Senior Bridge Facility

Ladies and Gentlemen:

You have advised Banc of America Bridge LLC (“Banc of America Bridge”) and Banc of America Securities LLC (“BAS” and, together with Banc of America Bridge, the “Commitment Parties”) that Clearwater Paper Corporation, a Delaware corporation (the “Borrower” or “you”), intends to acquire (the “Acquisition”) all of the capital stock of Cellu Tissue Holdings, Inc., a Delaware corporation (the “Acquired Business”) (the Borrower, the Acquired Business and their subsidiaries are sometimes collectively referred to herein as the “Companies”) from the stockholders of the Acquired Business, for consideration consisting of not more than $12.00 per share in cash. The Acquisition will be effected through the merger of a newly created, wholly-owned subsidiary of the Borrower with and into the Acquired Business, with the Acquired Business being the surviving corporation as a wholly owned subsidiary of the Borrower. The consummation of the Acquisition is referred to as the “Merger Closing.”

You have also advised us that you intend to finance the Acquisition, the repayment, redemption, defeasance or purchase via tender offer of certain existing indebtedness of the Companies, including the Acquired Business’ existing 11 1/ 2% senior secured notes due 2014 (the “Refinancing”), the costs and expenses related to the Transaction (as defined below) and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) cash on hand of approximately $274 million; (b) at least $300 million in gross proceeds from the issuance and sale by the Borrower of senior unsecured notes having substantially similar terms and guarantees as the Borrower’s existing 10 5/8% senior notes due 2016 (which, for avoidance of doubt, will include a guarantee by the Acquired Business) (the “Notes”) or, if the Notes are not issued and sold on or prior to the date of consummation of the Acquisition, $300 million in senior unsecured loans (the “Bridge Loans” and, together with any Rollover Loans and Exchange Notes (each, as defined in Annex I hereto), the “Bridge Facility”) made available to the Borrower as interim financing to the Permanent Securities (as hereinafter defined) and (c) certain existing industrial revenue bonds of the Acquired Business in an aggregate principal amount not to exceed $16 million to remain outstanding following the Acquisition. The Acquisition, the Refinancing, the issuance and sale of the Notes or the entering into and funding of the Bridge Loans and all related transactions are hereinafter collectively referred to as the “Transaction.” The sources and uses for the financing for the Transaction are as set forth on Schedule I hereto.

You and BAS have entered into a separate engagement letter dated the date hereof (the “Engagement Letter”) setting forth the terms on which BAS is engaged (but not committed) to act as sole underwriter, sole initial purchaser, sole arranger and sole placement agent (in such capacity, the “Investment Bank”) for (i) the Notes or (ii) any and all other debt or equity securities of the Borrower that may be issued on or prior to the Closing Date in lieu of the Notes or after the Closing Date for the purpose of refinancing all or a portion of the outstanding amounts under the Bridge Facility (the “Permanent Securities”).

1. Commitments. In connection with the foregoing, Banc of America Bridge is pleased to advise you of its commitment to provide the full principal amount of the Bridge Facility (in such capacity, the “Initial Lender”) and its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Loans, all upon and subject solely to the conditions set forth in Section 5 of this letter agreement (the “Bridge Funding Conditions”). Annexes I and II of this letter agreement are collectively referred to as the “Summary of Terms” and the Summary of Terms, together with this letter agreement, are collectively referred to as the “Commitment Letter.” BAS is also pleased to advise you of its willingness, and you hereby engage BAS, to act as the sole and exclusive arranger and sole and exclusive bookrunning manager (in such capacity, the “Arranger”) for the Bridge Facility, and in connection therewith to form a syndicate of financial institutions and institutional lenders for the Bridge Facility, including Banc of America Bridge, in consultation with you. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid to any lender in order to obtain its commitment to participate in the Bridge Facility without the prior written consent of the Arranger. The commitments of the Initial Lender in respect of the Bridge Facility and the undertaking of the Arranger to provide the services described herein are subject solely to the satisfaction of the Bridge Funding Conditions. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms. If you accept this Commitment Letter as provided in the last paragraph of this letter agreement, the date of the initial funding of the Bridge Facility or of the issuance and sale of the Notes in lieu of funding of the Bridge Facility, in either case, is referred to herein as the “Closing Date.”

2. Syndication. The Arranger intends to commence syndication of the Bridge Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined). You agree to actively assist, and to use your commercially reasonable efforts to cause the Acquired Business and its subsidiaries to actively assist, the Arranger in achieving a syndication of the Bridge Facility that is satisfactory to the Arranger and you. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business, its subsidiaries and its advisors to provide, the Arranger and the Initial Lender upon request with all written information available to you and to the extent publicly available or made available to you by the Acquired Business, the Acquired Business reasonably deemed necessary by the Arranger to complete such syndication, including, but not limited to, (i) information and evaluations prepared by you and to the extent publicly available or made available to you by the Acquired Business, the Acquired Business and your and its advisors, or on your or its behalf, relating to the Transaction, (ii) within 15 days after the end of each month, unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Borrower and, within 2 days of receipt thereof by the Borrower after using commercially reasonable efforts to cause the Acquired Business to deliver within 15 days after the end of each month, the Acquired Business, respectively, for each month ended after July 31, 2010 and (iii) no later that 30 days after the end of each fiscal quarter of the Borrower, updated forecasts prepared by management of the Companies, in form reasonably satisfactory to the Arranger and the Initial Lender, of balance sheets, income statements and cash flow statements for each fiscal quarter for the first eight fiscal calendar quarters following the Closing Date and for each of the five years commencing with the first fiscal year following the Closing Date, (b) your using commercially reasonable efforts to assist the Arranger in the preparation, within 14 days of the date hereof, of an information memorandum with respect to the Bridge Facility in form customary for transactions of this type containing information with respect to the Companies that is publicly available as of the date hereof (the “Information Memorandum”), (c) without incurring any cost or expense, your using your commercially reasonable efforts to ensure that the syndication efforts of the Arranger benefit materially from the existing banking relationships of the Borrower and (d) your otherwise using commercially reasonably efforts to assist the Arranger in its syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business, available from time to time to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings and conference calls with prospective lenders.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transaction to the contrary, the Initial Lender agrees that the completion of the syndication is not a condition to its commitments hereunder or the funding of the Bridge Facility on the Closing Date and the Initial Lender further agrees that (i) no assignment of commitments of the Initial Lender on or prior to the date of the consummation of the Acquisition shall reallocate, reduce or release the Initial Lender’s primary obligation to fund its entire commitment in the event any assignee of the Initial Lender shall fail to do so on the Closing Date and (ii) unless you reasonably object, the Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

It is understood and agreed that the Arranger will manage and control all aspects of the syndication of the Bridge Facility in consultation with you, including decisions as to the selection of prospective lenders and any titles offered to proposed lenders, when commitments will be accepted and the final allocations of the commitments among the lenders. It is understood that no lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the lenders will be at the sole and absolute discretion of the Arranger.

3. Information Requirements. You represent, warrant and covenant that (a) all financial projections concerning you that have been or are hereafter prepared by you or at your direction and made available to the Commitment Parties or the Lenders by you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions that were reasonable at the time made (it being recognized by the Commitment Parties and the Lenders that such Projections are not to be viewed as facts and that actual results may differ from the projected results, and such differences may be material) and (b) all information (and, with respect to information regarding the Acquired Business, all information to your knowledge), other than Projections, which has been or is hereafter made available to the Arranger or any of the lenders by you or any of your representatives (or on your or their behalf) or by any of the Acquired Business or any of their representatives (or on their behalf) in connection with any aspect of the Transaction (the “Information”), as and when furnished, when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made. You agree to promptly furnish us with further and supplemental information from time to time until the Closing Date and, if requested by us, for a reasonable period thereafter as is necessary to complete the syndication of the Bridge Facility so that the representations, warranties and covenants in the immediately preceding sentence are correct on the Closing Date and on such later date on which the syndication of the

Bridge Facility is completed as if the Information and Projections were being furnished, and such representations, warranties and covenants were being made, on such date. In issuing this commitment and in arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof. The Information and the Projections provided to the Arranger by you or at your direction prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information.” The Information, the Projections, the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined) are hereinafter referred to as the “Information Materials.”

You acknowledge that (a) BAS and/or Banc of America Bridge on your behalf will make available the Information Materials to the proposed syndicate of lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective lenders (such lenders, “Public Lenders”; all other lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that BAS and/or Banc of America Bridge on your behalf may distribute the following documents to all prospective lenders, unless you advise BAS and Banc of America Bridge in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Bridge Facility and (c) other materials intended for prospective lenders after the initial distribution of the Information Materials, including drafts and final versions of the Bridge Facility Documentation (as defined in Annex I-A hereto). If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Arranger will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the Fee Letter dated as of the date hereof (the “Fee Letter”) among the parties hereto, if, as and when required thereby. You also agree to reimburse BAS and Banc of America Bridge from time to time on demand, upon presentation of a reasonably detailed summary statement, for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Arranger and the Administrative Agent, and of any special and local counsel to the lenders retained by the Arranger, and reasonable and documented out-of-pocket due diligence expenses) incurred in connection with the Bridge Facility, the syndication thereof, and the preparation of the Bridge Facility Documentation, whether or not the Closing Date occurs or any Bridge Facility Documentation is executed and delivered or any extensions of credit are made under the Bridge Facility. We agree to provide you an initial estimate of all such fees and expenses together with updates of such estimates at such times as you may request. Out-of-pocket fees and expenses incurred by BAS in connection with the Notes or the Permanent Securities will be reimbursed to the extent provided in the Engagement Letter.

(b) You also agree to indemnify and hold harmless each of BAS and Banc of America Bridge, each other lender and each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or (b) the Bridge Facility, or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Acquired Business or your or its subsidiaries or affiliates or to your or their respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that Banc of America Bridge shall be severally liable solely in respect of its commitment to the Bridge Facility, on a several, and not joint, basis with any other lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission.

5. Conditions to Financing. The commitment of the Initial Lender to fund the Bridge Loans are subject solely to the satisfaction of (a) the conditions set forth in this Section 5 and (b) each of the conditions set forth in Annex II. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Bridge Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, the only representations relating to the Companies, their subsidiaries and businesses the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (x) with respect to the Borrower and its subsidiaries, the Specified Representations (as hereinafter defined) and (y) with respect to the Acquired Business and its subsidiaries, the representations made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement (as hereinafter defined) as are material to the interests of the Initial Lender, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Bridge Facility Documentation relating to corporate, limited liability company or partnership status, requisite power and authority to enter into the Bridge Facility Documentation, due authorization, execution, delivery and enforceability of the Bridge Facility Documentation, that the entering into and performance of the Bridge Facility Documentation will not conflict with organizational documents or laws (solely in the case of the latter, in a manner which could reasonably be expected to give rise to a material adverse effect on the financial condition, business, assets, liabilities or operations of the Companies, taken as a whole), solvency as of the Closing Date (after giving effect to the Transaction) of the Borrower and its subsidiaries on a consolidated basis, absence of an injunction or other legal prohibition with respect to the Bridge Facility, Federal Reserve margin regulations, the U.S.A. Patriot Act and the Investment Company Act.

6. Confidentiality and Other Obligations. This Commitment Letter, the Fee Letter and the Engagement Letter and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your accountants, attorneys and other professional advisors in connection with the Transaction, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case your agree to inform us promptly thereof), and (iii) this Commitment Letter and the Fee Letter (redacted in a manner reasonably satisfactory to us) may be disclosed (a) on a confidential basis to the board of directors and advisors of the Acquired Business in connection with their consideration of the Transaction and (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission (the “SEC”).

BAS and Banc of America Bridge shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and the Engagement Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent BAS and Banc of America Bridge from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case BAS and Banc of America Bridge agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over BAS, Banc of America Bridge or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by BAS and Banc of America Bridge, or any other obligation to you to keep such information confidential, (iv) to BAS’s and Banc of America Bridge’s respective affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) to the extent that such information is received by BAS and Banc of America Bridge from a third party that is not to BAS’s and Banc of America Bridge’s knowledge subject to confidentiality obligations to you, (vi) to the extent that such information is independently developed by BAS and Banc of America Bridge or (vii) to potential lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and BAS and Banc of America Bridge, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the second anniversary of the date hereof.

You acknowledge that BAS and Banc of America Bridge or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. BAS and Banc of America Bridge agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. BAS and Banc of America Bridge further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that BAS and Banc of America Bridge are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of BAS and Banc of America Bridge or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Bridge Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and BAS and Banc of America Bridge, on the other hand, (ii) BAS and Banc of America Bridge have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of BAS and Banc of America Bridge has been, is, and will be acting solely as a principal and has not been, is not, and, except as otherwise expressly agreed in writing, will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) except for certain advisory services provided by an affiliate of BAS as specified in that certain letter agreement dated June 15, 2010, BAS and Banc of America Bridge have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of BAS or Banc of America Bridge has advised or is currently advising you or your affiliates on other matters) and BAS and Banc of America Bridge have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) BAS and Banc of America Bridge and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and BAS and Banc of America Bridge have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against BAS and Banc of America Bridge with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

BAS and Banc of America Bridge hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow BAS and Banc of America Bridge, as applicable, to identify you in accordance with the U.S.A. Patriot Act.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Bridge Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of BAS and Banc of America Bridge hereunder, except that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of BAS and Banc of America Bridge are terminated prior to the effectiveness of the funding of the Bridge Facility.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that any issues regarding the Acquisition Agreement Representations and the occurrence or purported occurrence under the Acquisition Agreement of a Company Material Adverse Effect (as defined therein) shall be determined in accordance with the laws and related judicial interpretations of the State of Delaware. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of BAS and Banc of America Bridge in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to such party shall be effective service of process against such party for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, the Fee Letter and the Engagement Letter, embody the entire agreement and understanding among the parties hereto and your affiliates with respect to the Bridge Facility and supersede all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter or the Engagement Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each of BAS and Banc of America Bridge may assign its commitment hereunder, in whole or in part, to any of its affiliates or to any lender in accordance with the syndication provisions set forth in Section 2.

All commitments and undertakings of the Commitment Parties under this Commitment Letter will expire at 11:59 p.m. (New York City time) on September 17, 2010 unless you execute this Commitment Letter as provided below and the Fee Letter and the Engagement Letter, in each case, as provided therein to accept such commitments and return them to us prior to that time. Thereafter, all accepted commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) February 1, 2011, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Bridge Facility, and (c) the termination of the Acquisition Agreement. In addition, all accepted commitments and undertakings of BAS and Banc of America Bridge hereunder may be terminated by us if you materially breach this Commitment Letter, the Fee Letter or the Engagement Letter and fail to cure such breach within a reasonable period after receipt of written notice from us notifying you of such breach.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANC OF AMERICA BRIDGE LLC

By:	/s/ William H. Pegher, Jr.
	Name:	William H. Pegher, Jr.
	Title:	Director

BANC OF AMERICA SECURITIES LLC

By:	/s/ William H. Pegher, Jr.
	Name:	William H. Pegher, Jr.
	Title:	Director

Signature Page to Commitment Letter

The provisions of this Commitment Letter are
accepted and agreed to as of the date first written above:

CLEARWATER PAPER CORPORATION

By:	/s/ Linda Massman
	Name:	Linda Massman
	Title:	Vice President, Finance & CFO

Signature Page to Commitment Letter

SCHEDULE I

SOURCES AND USES OF FUNDS

($ millions)

Sources		Uses
Cash on hand	$274	Equity consideration	$247
Revolver borrowing	$0	Acquired Business retired debt[1]	$257
Bridge Loans/Notes	$300	Acquired Business assumed debt	$16
Acquired Business assumed debt	$16	Estimated fees and expenses	$30
		Bond breakage fees[2]	$40

Total Sources	$590	Total Uses	$590

[1]	Includes $234.5 million and $22.5 million drawn on Acquired Business’ existing revolving credit facility.
[2]	Assumes bond take-out price of $117.10 on $234.5 million of Acquired Business’ existing notes.

Schedule I-1

ANNEX I-A

SUMMARY OF TERMS AND CONDITIONS

BRIDGE LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	Clearwater Paper Corporation, a Delaware corporation (the “Borrower”).

Guarantors:	The obligations of the Borrower and its subsidiaries under the Bridge Facility will be guaranteed by the Acquired Business and each of the existing and future direct and indirect subsidiaries of the Borrower that guarantees the Borrower’s existing 10 5/8% senior notes due 2016 (the “Existing Notes”) (the “Guarantors”). For the avoidance of doubt, neither Cellu Tissue CityForest LLC nor Interlake Acquisition Corporation Limited will be a Guarantor. All guarantees will be guarantees of payment and not of collection.

Administrative Agent:	Banc of America Bridge LLC or an affiliate thereof will act as sole and exclusive administrative agent for the lenders (the “Administrative Agent”).

Sole Arranger and Sole Bookrunning Manager:	Banc of America Securities LLC (“BAS”) will act as sole and exclusive arranger and sole and exclusive bookrunning manager for the Bridge Loans (in such capacity, the “Arranger”).

Bridge Lenders:	Banc of America Bridge LLC or an affiliate thereof (“Banc of America Bridge”; or the “Initial Lender”) and other financial institutions and institutional lenders selected by the Arranger in consultation with the Borrower.

Bridge Loans:	$300 million of senior unsecured bridge loans (the “Bridge Loans”), less the aggregate gross proceeds of Permanent Securities issued on or prior to the Closing Date. The Bridge Loans will be available to the Borrower in one drawing upon consummation of the Acquisition.

Ranking:	The Bridge Loans will be senior unsecured obligations of the Borrower and ranking pari passu in right of payment with or senior to all other unsecured obligations of the Borrower. The guarantees will be senior unsecured obligations of each Guarantor, ranking pari passu in right of payment with or senior to all other unsecured obligations of such Guarantor.

Security:	None.

Purpose:	The proceeds of the Bridge Loans shall be used (i) to finance in part the Acquisition and the Refinancing and (ii) to pay fees and expenses incurred in connection with the Transaction.

Closing Date:	On or before February 1, 2011.

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Interest Rate:	The interest rates per annum applicable to the Bridge Facility will be at the Total Cap (as such term is defined in the Fee Letter).

During the continuance of an event of default or a payment default, interest will accrue on the principal of the Bridge Loans and on any other outstanding amount at a rate of 200 basis points in excess of the Total Cap, and will be payable on demand.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Amortization:	None.

Optional Prepayments:	The Bridge Loans may be prepaid prior to the first anniversary of the Closing Date (the “Rollover Date”), without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Mandatory Prepayments:	The Borrower shall prepay the Bridge Loans without premium or penalty and offer to purchase Exchange Notes at the premium for optional redemptions set forth in Annex I-C (on a pro rata basis) together with accrued interest to the prepayment or purchase date, with (a) all net cash proceeds from (i) sales of property and assets of the Borrower or any of its subsidiaries (including sales or issuances of equity interests by subsidiaries of the Borrower but excluding sales of inventory in the ordinary course of business and other exceptions to be agreed in the Bridge Facility Documentation), and (ii) Extraordinary Receipts (to be defined to include extraordinary receipts such as tax refunds, casualty and indemnity payments, and certain insurance proceeds and to exclude cash receipts in the ordinary course of business), in each case, subject to reinvestment rights to be agreed, (b) all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its subsidiaries other than certain debt permitted under the Bridge Facility Documentation, and (c) all net cash proceeds from any issuance of equity interest by, or equity contribution to, the Borrower, subject to exceptions to be agreed.

Change of Control:	In the event of a Change of Control (using the same definition as set forth in the Existing Notes), each lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans at a premium equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment. Prior to making any such offer, the Borrower will,

Annex I-A-2

within 30 days of the Change of Control, obtain any required consents to make such prepayment of the Bridge Loans.

Conversion into Rollover Loans:

If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Rollover Date, the principal amount of the Bridge Loans outstanding on the Rollover Date may, subject to the conditions precedent set forth in Annex I-B, be converted into unsecured, senior rollover loans with a maturity of seven years from the Closing Date and otherwise having the terms set forth in Annex I-B (the “Rollover Loans”). Any Bridge Loans not converted into Rollover Loans shall be repaid in full on the Rollover Date.

Exchange into Exchange Notes:

Each lender that is (or will immediately transfer its Exchange Notes to) an Eligible Holder (as defined in Annex I-C) will have the right, at any time on or after the earlier of the Rollover Date or the Demand Failure Date (as defined in the Fee Letter), to exchange Bridge Loans or Rollover Loans held by it for unsecured senior exchange notes of the Borrower having the terms set forth in Annex I-C (the “Exchange Notes”). In connection with each such exchange, or at any time prior thereto if requested by the Initial Lender, the Borrower shall (i) deliver to the lender that is receiving Exchange Notes, and to such other lenders as the Initial Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Notes or Bridge Loans by such lenders, in such form and substance as reasonably acceptable to the Borrower and the Initial Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A transactions (including indemnification provisions) and a registration rights agreement customary in Rule 144A offerings, in each case, if requested by the Initial Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Lender and such certificates as the Initial Lender may request as would be customary in Rule 144A offerings and otherwise in form and substance reasonably satisfactory to the Initial Lender and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Initial Lender in connection with issuances or resales of Exchange Notes or Bridge Loans, including providing such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of Exchange Notes or Bridge Loans and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”) will contain only those representations and warranties substantially similar to the Loan and Security Agreement, dated as of November 26, 2008, by and among the Borrower, certain financial institutions as lenders and Bank of America, N.A., as agent (the “ABL Facility”)

Annex I-A-3

and covenants and events of default provisions substantially similar to those contained in the Existing Notes (the “Applicable Bond Standard”) and with modifications to reflect all appropriate differences between an asset-based revolving credit facility and an indenture for publicly held and traded securities, on one hand, and a bridge loan facility, on the other, the definitive terms of which will be negotiated in good faith (including as to operational requirements of the Borrower and its subsidiaries in light of their industries, businesses and business practices), and shall be consistent with this Annex I-A.

Conditions to Borrowing:	The availability of the initial borrowing under the Bridge Facility on the Closing Date shall be conditioned solely upon the satisfaction of the applicable conditions set forth in Section 5 of the Commitment Letter and Annex II to the Commitment Letter.

Representations and Warranties:

The Bridge Facility Documentation will contain representations and warranties as are substantially similar to those in the ABL Facility, with additional representations and warranties usual and customary for high yield financings consistent with the Applicable Bond Standard and to the extent necessary to reflect differences in documentation.

Covenants:	The Bridge Facility Documentation will contain such affirmative and negative covenants applicable to the Borrower and its restricted subsidiaries usual and customary for publicly traded high yield securities consistent with the Applicable Bond Standard, all of which will be incurrence-based covenants. From and after the Rollover Date, the debt and lien incurrence and the restricted payment covenants of the Bridge Loans may be more restrictive than those of the Rollover Loans and the Notes, as reasonably agreed by the Administrative Agent and the Borrower.

Financial Maintenance Covenants:	None.

Events of Default:	The Bridge Facility Documentation will contain such events of default applicable to the Borrower and its restricted subsidiaries usual and customary for publicly traded high yield securities consistent with the Applicable Bond Standard.

Assignments and Participations:

Each lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by the Administrative Agent and, if no event of default exists, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that no such approval shall be required in connection with assignments to other lenders or any of their affiliates. Each lender will also have the right, without any consent, to assign as security all or part of its rights under the Bridge Facility Documentation to any Federal Reserve Bank. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each

Annex I-A-4

assignment unless waived by the Administrative Agent in its sole discretion.

If the Initial Lender makes an assignment of Bridge Loans at a price less than par, the assignment agreement may provide that, upon any repayment or prepayment of such Bridge Loans with the proceeds of an issuance of securities of the Borrower or any of its subsidiaries in which the Initial Lender or an affiliate thereof acted as underwriter or initial purchaser (an “Applicable Offering”), (i) the Borrower shall pay the holder of such Bridge Loans the price set forth in the assignment agreement as the price (which may be the price at which the Initial Lender assigned such Bridge Loans but in any event may not be greater than par) at which the holder of such Bridge Loans will be repaid by the Borrower with the proceeds of an Applicable Offering (the “Agreed Price”) and (ii) the Borrower shall pay the Initial Lender the difference between par and the Agreed Price. Such payments by the Borrower shall be in full satisfaction of such Bridge Loans in the case of a repayment or prepayment with proceeds of an Applicable Offering. For the avoidance of doubt, the provisions of this paragraph do not apply to any repayments or prepayments other than with proceeds of an Applicable Offering.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Arranger, the Initial Lender and each other lender and each of their affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Bridge Facility, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Bridge Facility to close.

Governing Law:	New York; provided, however, that any issues regarding the Acquisition Agreement Representations and the occurrence or purported occurrence under the Acquisition Agreement of a Company Material Adverse Effect (as defined therein) shall be determined in accordance with the laws and related judicial interpretations of the State of Delaware.

Expenses:	The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all Bridge Facility Documentation, including, without limitation, the legal fees and expenses of the Administrative Agent’s counsel, regardless of whether or not the Bridge Facility is closed. The Borrower will also pay the expenses of each lender in connection with the enforcement of any of the Bridge Facility Documentation.

Counsel to the Arranger:	Cahill Gordon & Reindel LLP

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

Annex I-A-5

Fees:	As provided in the Fee Letter.

Annex I-A-6

ANNEX I-B

SUMMARY OF TERMS AND CONDITIONS

SENIOR ROLLOVER LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I-B is attached.

Borrower:	Same as the Borrower of the Bridge Loans.

Guarantors:	Same as the Bridge Loans.

Rollover Loans:	Rollover Loans in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Rollover Date. Subject to the conditions precedent set forth below, the Rollover Loans will be available to the Borrower to refinance the Bridge Loans on the Rollover Date. The Rollover Loans will be governed by the Bridge Facility Documentation and, except as set forth below, shall have the same terms as the Bridge Loans.

Ranking:	Same as Bridge Loans.

Interest Rate:	Interest shall be payable quarterly in arrears at the Total Cap (as defined in the Fee Letter).

During the continuance of an event of default or a payment default, interest will accrue on the principal of the Rollover Loans and on any other outstanding amount at a rate of 200 basis points in excess of the Total Cap, and will be payable on demand.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Maturity:	Seven years after the Closing Date (the “Rollover Maturity Date”).

Optional Prepayments:	For so long as the Rollover Loans have not been exchanged for Exchange Notes of the Borrower as provided in Annex I-C, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

Conditions Precedent to Rollover:	The ability of the Borrower to convert any Bridge Loans into Rollover Loans is subject to the following conditions being satisfied:

(i) at the time of any such refinancing, there shall exist no event of default or event that, with notice and/or lapse of time, could become an event of default, and there shall be no failure to comply in all material respects with the Take-out Demand (as defined in the Fee Letter);

Annex I-B-1

(ii) all fees due to the Arranger and the Initial Lender shall have been paid in full;

(iii) the lenders shall have received promissory notes evidencing the Rollover Loans (if requested); and

(iv) no order, decree, injunction or judgment enjoining any such refinancing shall be in effect.

Covenants:	From and after the Rollover Date, the covenants applicable to the Rollover Loans will conform to those applicable to the Exchange Notes; except that the Rollover Loans may contain covenants relating to the obligation of the Borrower to use commercially reasonably efforts to refinance the Rollover Loans, as reasonably agreed by the Administrative Agent and the Borrower.

Assignments and Participations:	Same as the Bridge Loans.

Governing Law:	New York.

Indemnification and Expenses:	Same as the Bridge Loans.

Fees:	As provided in the Fee Letter.

Annex I-B-2

ANNEX I-C

SUMMARY OF TERMS AND CONDITIONS

SENIOR EXCHANGE NOTES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I-C is attached.

Issuer:	Same as the Borrower of the Bridge Loans.

Guarantors:	Same as the Bridge Loans.

Exchange Notes:	At any time on or after the earlier of the Rollover Date or the Demand Failure Date, Rollover Loans or Bridge Loans due to any Bridge Lender may, at the option of such Bridge Lender, be exchanged for an equal principal amount of unsecured, senior exchange notes of the Borrower (the “Exchange Notes”). The Borrower will issue the Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Indenture”). The Borrower will appoint a trustee reasonably acceptable to the holders of the Exchange Notes (it being understood that the trustee under the Existing Notes shall be deemed reasonably acceptable to such holders). The Indenture will include provisions customary for an indenture governing publicly traded high yield debt securities; provided that the covenants shall not be less favorable to the Borrower than those applicable to the Bridge Loans. Except as expressly set forth above, the Exchange Notes shall have the same terms and maturity as the Rollover Loans.

Ranking:	Same as the Bridge Loans.

Security:	None.

Interest Rate:	Interest shall be payable quarterly in arrears at a per annum rate equal to the Total Cap (as defined in the Fee Letter).

During the continuance of an event of default or a payment default, interest will accrue on the principal of the Exchange Notes and on any other outstanding amount at a rate of 200 basis points in excess of the Total Cap, and will be payable on demand.

Maturity:	Same as the Rollover Loans.

Amortization:	None.

Optional Redemption:	Until the fourth anniversary of the Closing Date, the Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points. Thereafter, the Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 50% of the coupon on the Exchange Notes, declining ratably to par on the date which is one year prior to the Rollover Maturity Date.

Annex I-C-1

In addition, Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of the Issuer at a premium equal to the coupon on the Exchange Notes; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Exchange Notes originally issued shall remain outstanding.

Mandatory Offer to Purchase:

The Issuer will be required to offer to purchase the Exchange Notes upon a Change of Control (to be defined in a manner substantially consistent with the Existing Notes) at 101% of the principal amount thereof plus accrued interest to the date of purchase.

Right to Transfer Exchange Notes:

Each holder of Exchange Notes shall have the right to transfer its Exchange Notes in whole or in part, at any time to an Eligible Holder and, after the Exchange Notes are registered pursuant to the provisions described under “Registration Rights”, to any person or entity; provided that if the Issuer or any of its affiliates holds Exchange Notes, such Exchange Notes shall be disregarded in any voting. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Exchange Notes in a transaction that is, in the opinion of counsel reasonably acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Notes for its own account and that it is not acquiring such Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Registration Rights:	The Issuer will be required to:

•       within 180 days after the earlier of Rollover Date or the Demand Failure Date, as the case may be (the “Registration Filing Date”), file a registration statement for an offer to exchange the Exchange Notes for publicly registered notes with identical terms;

• use its commercially reasonable efforts to cause the registration statement to become effective under the Securities Act within one year of the Registration Filing Date;

• complete the exchange offer promptly after effectiveness of the registration statement; and

• file and use its commercially reasonable efforts to cause to be declared effective by the SEC a shelf registration statement for the

Annex I-C-2

resale of the Exchange Notes if it cannot complete an exchange offer by the one year anniversary of the Registration Filing Date and in certain other customary circumstances, and keep such shelf registration statement effective, with respect to resales of the Exchange Notes, for as long as it is required by the holders of the Exchange Notes to resell the Exchange Notes.

Upon failure to comply with the requirements of the registration rights agreement (a “Registration Default”), the Issuer shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum on the principal amount of Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional 0.25% per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 1.00% per annum.

Governing Law:	New York.

Indemnification and Expenses:	Same as the Bridge Loans.

Annex I-C-3

ANNEX II

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

The funding of the Bridge Loans under the Bridge Facility will be subject to satisfaction of the following conditions prior to or concurrently with such funding:

(i) The Acquisition shall be consummated pursuant to the Acquisition Agreement substantially concurrently with the initial funding of the Bridge Facility without giving effect to any amendments to the Acquisition Agreement or any waivers that, in any such case, are materially adverse to the Lenders in their capacities as lenders without the prior written consent of the Arranger (it being understood that any modification, amendment, consent or waiver to the definition of “Company Material Adverse Effect” (as defined in the Acquisition Agreement) or that changes the “Merger Consideration” (as defined in the Acquisition Agreement) to be paid pursuant to the Acquisition Agreement shall be deemed to be material and adverse to the interest of the Lenders in their capacities as lenders).

(ii) Since February 28, 2010, there has not been any Change (as that term is defined in the Acquisition Agreement) that would, individually or in the aggregate, have a Company Material Adverse Effect, it being understood that the determination of a Company Material Adverse Effect will be subject to the qualifications with respect to related representations and warranties and disclosure schedules contained in the Acquisition Agreement.

(iii) The Initial Lender shall have received a solvency certificate of the Borrower’s chief financial officer (certifying that, after giving effect to the Transaction, the Borrower and its subsidiaries on a consolidated basis are solvent) in the form attached hereto as Exhibit A (it being understood that the subsidiary guarantees under the Bridge Facility and Notes shall include a fraudulent transfer savings clause in customary form).

(iv) The Initial Lender and the other lenders shall have received reasonably satisfactory opinions (subject to customary assumptions, qualifications and limitations) of counsel to the Borrower and the Guarantors covering the following: authority, legality, validity, binding effect and enforceability of the documents for the Bridge Facility) and corporate resolutions, certificates and other closing documents as are customary and as the Initial Lender shall reasonably require.

(v) The Arranger and Initial Lender shall have received (a) audited consolidated balance sheets of the Borrower and the Acquired Business, respectively, and the related statements of income, changes in equity and cash flows of the Borrower and the Acquired Business, respectively, for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Borrower and the Acquired Business, respectively, for each subsequent fiscal quarter after December 31, 2009 ended at least 45 days before the Closing Date.

(vi) The Arranger and Initial Lender shall have received a pro forma balance sheet and related pro forma statement of income of the Borrower as of and for (a) the twelve-month period ending on December 31, 2009 and (b) each fiscal quarter since December 31, 2009 including the most recently completed fiscal quarter ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in

Annex II-1

the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements); provided that such pro forma financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1; provided, further, that the pro forma financial statements were prepared in good faith on the basis of the assumptions stated therein, which assumptions are reasonable in light of the then existing conditions, and, in the case of each of this and the immediately preceding provisos, the chief financial officer of the Borrower shall have provided to each of the Arranger and Initial Lender a written certification to that effect.

(vii) Based on the pro forma financial statements referred to in clause (vi) above, after giving effect to the Transaction, the ratio of (x) consolidated total indebtedness for borrowed money of the Borrower to (y) consolidated EBITDA of the Borrower for the four most recent fiscal quarters ending at least 45 days prior to the Closing Date is not greater than 2.85:1.0.

(viii) The Borrower shall not have materially breached its obligations under the Fee Letter, other than any such breaches which shall have been waived by the Arranger. All fees due to the Administrative Agent, the Arranger and the lenders shall have been paid, and all expenses to be paid or reimbursed to the Administrative Agent and the Arranger that have been invoiced a reasonable period of time prior to the Closing Date shall have been paid, in each case, from the proceeds of the initial funding under the Bridge Facility.

(ix) The Borrower shall not have materially breached the Engagement Letter, other than any breaches which shall have been waived by the Arranger. If the Arranger has made a Take-out Demand prior to the Merger Closing, the Borrower shall have used its commercially reasonable efforts to cause the Take-out Financing (as defined in the Fee Letter) to be issued and sold on or prior to the Closing Date. Without limitation of the foregoing and to the extent applicable to the financing contemplated by such Take-out Financing, the Borrower shall have (i) not later than 25 days prior to the Closing Date, prepared one or more preliminary prospectuses, offering memoranda or private placement memoranda (in customary form and including all financial statements and other information that would be required in a registration statement on Form S-1 for an offering registered under the Securities Act) relating to the Take-out Financing, and thereafter prepared supplements to or final versions of such prospectuses, offering memoranda or private placement memoranda (promptly upon request by the Investment Bank, and in customary form) (collectively, the “Offering Document”), (ii) used its commercially reasonable efforts to cause the independent registered public accountants of the Borrower and the Acquired Business to render customary “comfort letters” (including customary “negative assurances”) with respect to the financial information in the Offering Document, (iii) caused the senior management and other representatives of the Borrower, and used its commercially reasonable efforts to cause the senior management and other representatives of the Acquired Business, to provide access in connection with due diligence investigations and to participate in a customary high-yield “road show,” for a consecutive 25-day period commencing on the date of delivery of a final Offering Document (at no time during which period the financial information in the Offering Document shall be “stale”) and ending on the third business day prior to the Closing Date; provided that the days from and including November 22, 2010 to and including November 26, 2010 and the days from and including December 20, 2010 to and including January 3, 2011 shall not be included in determining such 25-day period and (iv) used its commercially reasonable efforts to obtain, not later than 25 days prior to the Closing Date, ratings of the Notes from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”).

Annex II-2

(x) The Borrower shall have delivered to the Arranger and the Initial Lender the Information Memorandum not later than 14 days after the date of the Commitment Letter.

(xi) After giving effect to the Transaction, the Borrower and its subsidiaries shall have outstanding no indebtedness for money borrowed or preferred stock other than (a) the loans and other extensions of credit under the Bridge Facility, (b) the Existing Notes, (c) the Acquired Business’ existing industrial revenue bonds in an aggregate principal amount not to exceed $16 million (and related obligations under the Reimbursement Agreement and letter of credit outstanding thereunder), and (d) the ABL Facility (as hereinafter defined) and all indebtedness permitted under the ABL Facility.

(xii) After giving effect to the Transaction, the sum of (x) unrestricted cash and cash equivalents on the pro forma consolidated balance sheet of the Borrower and its subsidiaries and (y) amounts available for borrowing by the Borrower under the ABL Facility shall be at least $150 million. For purposes of this clause (xii), the borrowing availability under the ABL Facility shall be determined whether or not the applicable conditions to funding under the ABL Facility have then been satisfied. As used herein, “ABL Facility” means the Loan and Security Agreement dated as of November 26, 2008 and as amended on the date hereof, by and among the Borrower, certain financial institutions as lenders, and Bank of America, N.A., as agent, or any similar asset based lending facility agreement that may replace or refinance such Loan and Security Agreement.

(xiii) The Arranger shall have received reasonably satisfactory evidence of the consummation of the Refinancing, including, for avoidance of doubt, the repayment, redemption, defeasance or purchase via tender offer of the Acquired Business’ 11 1/2% senior secured notes due 2014, and the discharge (or the making of arrangements for discharge) of all liens securing such senior secured notes.

(xiv) The Borrower and each of the Guarantors shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the U.S.A. Patriot Act, within 20 business days following written request therefor by the Administrative Agent.

Annex II-3

EXHIBIT A

SOLVENCY CERTIFICATE

[            ], [2010/2011]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [        ] of the Credit Agreement, dated as of              , 2010, among [                    ] (the “Bridge Loan Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Bridge Loan Agreement.3

I, [                    ], the Chief Financial Officer of the Borrower (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the Acquisition Agreement and the Bridge Loan Agreement, the making of the Bridge Loans and the use of proceeds of such Bridge Loans on the date hereof):

1. The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.

2. The present fair saleable value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its subsidiaries as they become absolute and matured.

3. The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4. The Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5. The Borrower and its subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[3]

Note: Description to be modified to reflect the description of the final Credit Agreement. Defined terms used herein shall also be modified to reflect the defined terms used in the Bridge Facility Documentation.

Exhibit A-1

7. In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Bridge Loan Agreement and other Credit Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [    ] of the Bridge Loan Agreement (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Borrower and its Subsidiaries and hereby confirms that the Financial Statements were prepared in good faith and fairly present, in all material respects, on a pro forma basis as of [            ] (after giving effect to the Transactions), the Borrower’s and its Subsidiaries’ consolidated financial condition.

8. The undersigned confirms and acknowledges that the Arrangers, the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Bridge Loans under the Bridge Loan Agreement.

[Remainder of Page Intentionally Left Blank]

Exhibit A-2

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

CLEARWATER PAPER CORPORATION

By:
Name:
Title:

Exhibit A-3